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                    September 1, 2020

       Michael Bell
       Chief Financial Officer
       CareDx, Inc.
       1 Tower Place
       South San Francisco, California 94080

                                                        Re: CareDx, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed February 28,
2020
                                                            Form 8-K
                                                            Filed April 30,
2020
                                                            File No. 001-36536

       Dear Mr. Bell:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences
       cc:                                              Jeff Hartlin